Exhibit 10.4

BRINKER INTERNATIONAL, INC.
DESCRIPTION OF RESTRICTED STOCK UNIT AWARD

Retention Stock Award

Brinker International, Inc. (the "Company"), acting pursuant to Section 3 of the Brinker International, Inc. Stock Option and Incentive Plan (the "Plan"), hereby awards to you (the "Participant") a grant of Restricted Stock Units, as specified in your award letter (the "Award"). For purposes of this Description, a Restricted Stock Unit means the right to receive a share of Stock, subject to the satisfaction of the terms and conditions set forth below. The Award is in all respects subject to the provisions of the Plan, the terms of which are incorporated herein by reference.

1.	Definitions. For purposes of this Description, the terms listed below are defined as follows:

a.	Cause. The term "Cause" means one or more of the following:

i.
An act of fraud, misappropriation or embezzlement by the Participant in connection with the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof;

ii.
Gross mismanagement or gross neglect of the Participant’s duties to the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board or executive committee thereof; or

iii.	Conviction of the Participant by a court of competent jurisdiction of a felony.

b.	Change in Control. The term "Change in Control" means:

i.	a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

ii.
the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

iii.
the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a "solicitation in opposition" as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three-year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

Exhibit 10.4

c.	Good Reason. The term "Good Reason" means the satisfaction of all of the following requirements:

i.
One or more of the following facts and circumstances exist: (A) a reduction in base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in target annual bonus opportunity; (C) a relocation of the principal location at which Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; or (E) a material, adverse change in title, reporting relationship, authority, duties or responsibilities; and

ii.
the Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.

d.	Separation from Service. The term "Separation from Service" means the Participant incurs a "separation from service" (within the meaning of Section 409A of the Code) with the Company.

e.	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in this Description will have the meaning set forth in the Plan.

2.
Term of Restricted Stock Units. The "Restricted Period" is the period beginning on the Award Date and ending on three years from the Award Date. The Participant will have no voting rights with respect to the Restricted Stock Units or any shares of Stock underlying the Restricted Stock Units during the Restricted Period.

3.	Vesting.

a.
General Rule. The Restricted Stock Units will become fully vested on the earlier to occur of (i) the last day of the Restricted Period, provided the Participant has not incurred a Separation from Service prior to such date, (ii) the date following a Change in Control the surviving corporation determines it will not assume or replace any outstanding or unvested Awards, or (iii) the date of the Participant’s Separation from Service without Cause or for Good Reason, in either case within twenty-four (24) months following a Change in Control.

b.
Change in Control. Notwithstanding the provisions of Section 3a, upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless otherwise provided in an Award, all outstanding Awards that are not vested or paid at the time of the Change in Control shall be assumed by, or replaced with, Awards that have comparable terms by the surviving corporation (or parent or subsidiary of the surviving corporation). After a Change in

Exhibit 10.4

Control, references to the "Company" as they relate to employment matters shall include the successor employer.

c.
Treatment of Outstanding Awards Not Assumed or Replaced. In the event of a Change in Control, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), then a pro-rata number of Restricted Stock Units subject thereto will become immediately vested based on the number of months that the Participant was employed by the Company or a Related Company during the Restricted Period.

d.
Termination of Employment Following Change in Control. If the Participant’s employment is terminated by the Company without Cause or if the Participant terminates employment for Good Reason, in either case, upon or within twenty-four (24) months following a Change in Control, the Participant’s outstanding Award shall become fully vested upon the occurrence of a Change in Control prior to the Participant’s termination of employment.

4.
Forfeiture. Except as otherwise provided in Section 3, if the Participant incurs a Separation from Service prior to the end of the Restricted Period , the Participant will immediately forfeit the Restricted Stock Units as of the date of the Participant’s Separation from Service, and the Participant will not be entitled to any payment with respect to such Restricted Stock Units.

5.
Payment. Each vested Restricted Stock Unit will entitle the Participant to receive one share of Stock. Subject to Section 6, shares of Stock with respect to Restricted Stock Units that become vested pursuant to Section 3a(i) will be issued to the Participant in payment of the Award during the 60-day period immediately following the conclusion of the Restricted Period, and shares of Stock with respect to Restricted Stock Units that become vested due to a Change in Control pursuant to Section 3a(ii) will be issued to the Participant in payment of the Award during the 60-day period immediately following the date of the Change in Control. At no other time prior to the end of the Restricted Period will any Stock be issued for Restricted Stock Units pursuant to the Award. The Company will issue a like number of shares of its Stock to the Participant, and the Participant will own such shares of Stock free of all restrictions described herein. The Participant will not have the right to designate the taxable year of payment.

6.
Section 409A Payment Rules. Notwithstanding Section 5 or any other provisions of this Description to the contrary, if the Company makes a good faith determination that a payment of the Award (a) constitutes a deferral of compensation for purposes of Section 409A of the Code, (b) is made to the Participant by reason of his or her Separation from Service and (c) at the time such payment would otherwise be made the Participant is a "specified employee" (within the meaning of Section 409A of the Code, using the identification methodology selected by the Company from time to time), the payment will be delayed until the first day of the seventh month following the date of the Participant’s Separation from Service. Furthermore, if the Restricted Stock Units are no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code), shares of Stock paid in settlement of the Restricted Stock Units will be paid at the applicable time described in Sections 3 and 5, determined without regard to the occurrence of the Change in Control.

7.	Dividends. The Participant will not be entitled to receive any cash dividends or dividend equivalents with respect to the Restricted Stock Units during the Restricted Period. However,

Exhibit 10.4

at the same time that shares of Stock are issued under Section 5, the Participant (or the Participant’s beneficiary) will also receive a lump sum cash payment equal to the amount of cash dividends that are paid or declared by the Company during the Restricted Period (but prior to the date of payment of the Award pursuant to Section 5) on the number of shares of Stock issued to the Participant (or the Participant’s beneficiary).

8.
Capital Adjustments and Reorganizations. The number of Restricted Stock Units covered by the Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.

9.
Clawback Provisions. If the Participant is an officer of the Company ("Officer"), and the Board (or an appropriate committee thereof) has determined that any fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or committee will take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board or committee will, to the extent permitted by applicable law, in all appropriate cases, among other rights to require reimbursement of, or any gains realized from, any bonus or incentive compensation paid or awarded to the Officer, cause the cancellation of restricted or deferred stock awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of the incentive compensation that would have been awarded to the Officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Officer, authorize legal action, or take such other action to enforce the Officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Company will not seek to recover awards as detailed above that became vested more than three years prior to the date the applicable restatement is disclosed.

10.
Taxes, Transaction Costs and Withholding. The Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting and payment of the Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock to the Participant (or to the Participant’s beneficiary).

11.
Administration. The authority to interpret and administer the terms and conditions of this Award will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the Plan. Any interpretation of the Description by the Committee and any decision made by it with respect to the Description is final and binding.

Exhibit 10.4

12.
Relation to Plan. Notwithstanding anything in this Description to the contrary, the terms of this Description will be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to this Description to the extent that the amendment is applicable hereto.

13.
No Employment Contract. Nothing contained in this Description will (a) confer upon the Participant any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of the Participant.

14.
Amendment and Termination. Subject to any restrictions set forth in the Plan, the Committee may (a) amend, suspend, or terminate the Plan at any time, and (b) substitute any Awards (as defined in the Plan) due currently or in the future under the Plan, including, but not limited to, any Awards (as defined in the Plan) that have accrued to the benefit of Participants but have not yet been paid.

15.
Governing Law. The interpretation, performance, and enforcement of this Description will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.